NEWS RELEASE

FOR IMMEDIATE RELEASE

November 10, 2003

NORFOLK SOUTHERN SAYS IMPACT OF
STB RULING ON EARNINGS CANNOT
BE DETERMINED AT THIS TIME

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) has reviewed the Surface Transportation Board's ruling in Duke Energy Corp. v. Norfolk Southern Railway Company that upheld the Company's rates on certain coal movements.  However in the ruling, the Surface Transportation Board invited Duke Energy to initiate a proceeding to determine whether the phase-in constraints of the Constrained Market Pricing Guidelines should apply.  Accordingly, the Company cannot determine the impact of the decision on its earnings at this time.

Norfolk Southern will continue to monitor future developments in the case and evaluate their financial impact.  At this time, Norfolk Southern is continuing to bill and collect amounts based on the challenged tariff rates consistent with its past practice.  Due to the passage of time, however, the ultimate outcome could have a significant effect on the results of operations in the particular quarter or year resolved.

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the Corporation's filings with the SEC) which could cause actual results to differ.

            Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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Media Contact:  Susan Terpay, Norfolk, 757-823-5204

Investor Contact: Leanne McGruder, Norfolk, 757-629-2861